UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-113954

FORM S-8 REGISTRATION STATEMENT NO. 333-120647

FORM S-8 REGISTRATION STATEMENT NO. 333-129716

FORM S-8 REGISTRATION STATEMENT NO. 333-137114

FORM S-8 REGISTRATION STATEMENT NO. 333-145889

FORM S-8 REGISTRATION STATEMENT NO. 333-154743

FORM S-8 REGISTRATION STATEMENT NO. 333-162776

FORM S-8 REGISTRATION STATEMENT NO. 333-170486

UNDER THE SECURITIES ACT OF 1933

ANADYS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3193172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5871 Oberlin Drive, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

2004 Equity Incentive Plan

2004 Non-Employee Directors’ Stock Option Plan

2004 Employee Stock Purchase Plan

2002 Equity Incentive Plan

Inducement Stock Option Grant to Lawrence C. Fritz, Ph.D.

Inducement Stock Option Grant to James T. Glover

Inducement Stock Option Grant to James L. Freddo, M.D.

(Full titles of the plans)

Stephen T. Worland, Ph.D.

President and Chief Executive Officer

Anadys Pharmaceuticals, Inc.

5871 Oberlin Drive, Suite 200

San Diego, CA 92121

(858) 530-3600

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Anadys Pharmaceuticals, Inc. (the “Company” or “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-113954, pertaining to the registration of (i) 1,724,607 shares of the Company’s common stock ( “Common Stock”) to be issued pursuant to the Company’s 2002 Equity Incentive Plan, (ii) 150,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Employee Stock Purchase Plan, (iii) 125,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Plan and (iv) 176,135 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan.

•

Registration Statement No. 333-120647, pertaining to the registration of (i) 334,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Employee Stock Purchase Plan, (ii) 111,333 shares of Common Stock to be issued pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Plan and (iii) 779,333 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan.

•

Registration Statement No. 333-129716, pertaining to the registration of (i) 50,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Plan and (ii) 991,277 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan.

•

Registration Statement No. 333-137114, pertaining to the registration of (i) 100,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Employee Stock Purchase Plan, (ii) 50,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Plan, (iii) 999,669 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan and (iv) 200,000 shares of Common Stock to be issued pursuant to the Company’s Inducement Stock Option Grant to James L. Freddo, M.D.

•

Registration Statement No. 333-145889, pertaining to the registration of (i) 429,766 shares of Common Stock to be issued pursuant to the Company’s 2004 Employee Stock Purchase Plan, (ii) 1,000,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan, (iii) 175,000 shares of Common Stock to be issued pursuant to the Company’s Inducement Stock Option Grant to James T. Glover and (iv) 118,750 shares of Common Stock to be issued pursuant to the Company’s Inducement Stock Option Grant to Lawrence C. Fritz, Ph.D.

•

Registration Statement No. 333-154743, pertaining to the registration of (i) 431,641 shares of Common Stock to be issued pursuant to the Company’s 2004 Employee Stock Purchase Plan, (ii) 143,880 shares of Common Stock to be issued pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Plan and (iii) 1,000,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan.

•

Registration Statement No. 333-162776, pertaining to the registration of (i) 186,549 shares of Common Stock to be issued pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Plan and (ii) 1,000,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan.

•

Registration Statement No. 333-170486, pertaining to the registration of (i) 216,071 shares of Common Stock to be issued pursuant to the Company’s 2004 Non-Employee Directors’ Stock Option Plan and (ii) 1,000,000 shares of Common Stock to be issued pursuant to the Company’s 2004 Equity Incentive Plan.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2011, by and among Hoffman-La Roche Inc., a New Jersey corporation (“Parent”), Bryce Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), the Company and, solely for the limited purposes set forth therein, Roche Holdings, Inc., a Delaware corporation and the parent of Parent, on November 23, 2011, Purchaser merged with and into the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, all shares of the Company’s common stock (the “Shares”) outstanding at the effective time of the Merger (the “Effective Time”), except for Shares owned by the Company, Parent, Purchaser or their respective subsidiaries and Shares held by stockholders who are entitled to demand and who properly perfect their appraisal rights with respect to such

Shares, were converted into the right to receive $3.70 in cash per Share. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered that remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to these Registration Statements to deregister all of the Shares that are registered and reserved for issuance under such Registration Statements and which remained unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on December 5, 2011.

ANADYS PHARMACEUTICALS, INC.
By:	/s/ Peter T. Slover Peter T. Slover Vice President, Finance and Operations

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on the 5th day of December, 2011.

SIGNATURE	TITLE

/s/ Stephen T. Worland	President and Chief Executive Officer (Principal Executive Officer)
Stephen T. Worland

/s/ Peter T. Slover	Vice President, Finance and Operations (Principal Financial and Accounting Officer)
Peter T. Slover

/s/ Frederick C. Kentz III	Director
Frederick C. Kentz III

/s/ Bruce Resnick	Director
Bruce Resnick

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